Exhibit 99.1

Fidelity National Financial, Inc. Announces Successful Completion of Consent Solicitation

JACKSONVILLE, Fla., April 23, 2024 /PRNewswire/ -- Fidelity National Financial, Inc. (NYSE: FNF) (“FNF” or the “Company”) today announced the successful completion of the previously announced consent solicitations of the holders of each of its 4.500% Senior Notes due 2028 (the “2028 Notes”), 3.400% Senior Notes due 2030 (the “2030 Notes”), 2.450% Senior Notes due 2031 (the “2031 Notes”) and 3.200% Senior Notes due 2051 (the “2051 Notes” and, collectively with the 2028 Notes, 2030 Notes and the 2031 Notes, the “Notes”; and each a “series of Notes”) to effect a certain amendment (the “Proposed Amendment”) to the indenture governing the Notes (the “Indenture”) with respect to each series of Notes, as described below.

As of 5:00 p.m., New York City time, on April 22, 2024 (the “Expiration Time”), the Company had received consents from a majority in principal amount of each series of Notes outstanding for the adoption of the proposed amendment to the Indenture. Each of the consent solicitations was made pursuant to the consent solicitation statement, dated April 16, 2024 (the “Consent Solicitation Statement”). A supplemental indenture giving effect to the Proposed Amendment with respect to each series of Notes will be executed promptly. Upon its execution, the supplemental indenture will be effective and constitute a binding agreement between the Company and the trustee.

Immediately prior to the consummation of the Company’s redomestication, by conversion, from a corporation organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Nevada (the “Redomestication”), the Company will pay holders of each series of Notes who validly delivered their consents at or prior to the Expiration Time (and did not validly revoke such consents) the Consent Fee described in the Consent Solicitation Statement. No Consent Fee will be paid with respect to a series of Notes if any of the consent solicitations are terminated prior to the proposed amendment becoming effective or if the Company abandons the Redomestication or if the Redomestication is not completed for any reason whatsoever. The Company is not required to consummate the Redomestication even if it has received the requisite consents for the Notes and the approval of its shareholders to the Redomestication. If the Redomestication is abandoned prior to consummation or otherwise not completed for any reason whatsoever (including, without limitation, because the Company determines to effect a redomestication by way of merger or otherwise), or the conditions to the consent solicitations are not satisfied or waived, then no Consent Fee shall be payable and the Proposed Amendment contained in supplemental indenture described above will not become operative.

Any questions regarding these payments should be directed to the Information Agent and Tabulation Agent for the consent solicitation, D.F. King & Co., Inc., at (888) 628-9011 (toll free) or (212) 269-5550 (banks and brokers) (collect) or by email at fnf@dfking.com. BofA Securities acted as Solicitation Agent in connection with the consent solicitations. Questions regarding the consent solicitations may be directed to BofA Securities, Attention: Liability Management Group at (888) 292-0070 (toll free) or (980) 387-3907 (collect).

This press release is for informational purposes only and does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of the Company.

About Fidelity National Financial, Inc.

Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and (ii) transaction services to the real estate and mortgage industries. FNF is one of the nation’s largest title insurance companies operating through its title insurance underwriters - Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc. - which collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at www.fnf.com.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the potential impact of the consummation of the Redomestication on relationships, including with shareholders, bondholders and stakeholders; our ability to successfully realize the anticipated benefits of the Redomestication; the risk that we do not receive shareholder approval for the Redomestication; adverse changes in general economic, business, political crisis, war and pandemic conditions, including ongoing geopolitical conflicts; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries, including regulation of title insurance and services and privacy and data protection laws; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s Form 10-K and other filings with the Securities and Exchange Commission (SEC).

FNF-G

CONTACT:

Lisa Foxworthy-Parker

SVP of Investor & External Relations

Investors@fnf.com

515.330.3307

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SOURCE Fidelity National Financial, Inc.

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